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Exhibit (e)(7)

Non-binding free translation into English for informational purposes only. Original in French.

8/8/03

Cancels and replaces the regulations of 9/11/2000

PECHINEY GROUP

SUPPLEMENTAL PENSION PLAN

(GARANTIE DE RETRAITE SUPPLEMENTAIRE)

REGULATIONS

Article 1. Principles

These regulations define the conditions for the application, effective August 1, 2003, of the Pechiney Group pension plan for the beneficiaries who meet all the conditions stipulated in Articles 3, 4 and 8 at the time they retire.

As of such date, these regulations replace the regulations of the supplemental retirement plan for "co-decided" executives, although the effects of such plan for previous periods remain unchanged.

Article 2. Participating companies

"Pechiney Group", hereinafter the "Group", means the company "Pechiney" and its direct and indirect French subsidiaries that have subscribed to these regulations.

The "participating companies" in the plan on the effective date hereof are those listed in the attachment to these regulations.

Hereafter, companies that request to participate in this plan, and whose participation has been approved by the executive bodies of Pechiney, shall become "participating companies".

If a participating company ceases to belong to the Group, the vested benefits of retired participants and the potential benefits of currently working participants shall be governed by the provisions of Article 9.

Article 3. Participants

"Participants" are defined as executives who are Members of the Executive Committee.

Article 4. Conditions for eligibility for benefit rights

Eligibility for the benefits of the plan instituted by these regulations may occur only at the time of retirement of each Participant.

For the benefits of the plan to vest, a Participant must satisfy each of the following conditions precedent:

  •
  definitively terminate his/her professional career within one of the participating companies;

  •
  be at least sixty years old and be able to claim payment of the French Social Security retirement pension and the AGIRC/T2 and ARRCO pensions without reduction;

  •
  have served at least two years on the Executive Committee;

  •
  apply for payment of his/her French Social Security retirement pension and all supplemental pension rights;

  •
  not benefit from any other pension guarantee within the Group, such as the IPC, ACR, MSA or SAD.

The earliest age at which the Participant becomes eligible for benefit rights is his/her 60th birthday, provided that such Participant can establish that he/she is entitled to claim for payment without reduction under the French Social Security, AGIRC/T2 and ARRCO pensions.

Non-binding free translation into English for informational purposes only. Original in French.

However, based on the needs of the Group's organization, Pechiney may grant, for a limited period, total or partial benefits under this plan as of the age of 60 for Participants who take their pension but are unable to show the number of quarterly periods necessary for application of the full rate.

In the event of retirement after the 65th birthday, the right to claim benefits shall be considered effective on the first day of the calendar month immediately following the effective date of departure from the Group.

Article 5. Reference compensation

The compensation used as the reference for calculating pension rights consists of the aggregate of the gross annual base compensation paid to the Participant by all participating companies of the Group, or by other companies for which he/she acts on behalf of the Group, before any tax or social security withholding, plus any bonus that may have been paid in respect of the relevant years.

The reference compensation is calculated on the average of the gross annual full-time compensation so determined for the last years prior to the payment of pension benefits, up to a maximum of five. In cases of incomplete reference years or part-time years, the reference compensation will first be re-established on an annualized basis at full rate.

Each nominal, fixed or variable, annual or annualized compensation used for the calculation of these averages is first revalued in proportion to the average change in the value of the AGIRC pension units (points de retraite) for each relevant retirement year in question in relation to the value of these units at the time the Participant can claim benefits.

Article 6. Pension amount

The guarantee is equal to 65% of the reference compensation to the extent that such compensation is less than ten times the contribution ceiling provided in the French general Social Security retirement plan. For reference compensations exceeding this limit, the pension payment will decrease on a linear basis using the following formula:

up to a minimum of 50% starting from a total compensation equal to twenty times the ceiling for contributions to the foregoing general retirement plan.

In any event, any supplement that may be payable may not exceed 35% of the said reference compensation once the total of the retirement benefits is greater than 50% of the same reference compensation.

If significant changes in the method for setting the retirement ceiling for French Social Security are made, such adjustments shall be made as are necessary to maintain the relative level of the pension payment, as defined on the effective date of this plan.

Article 7. Deductible Pensions

The purpose of this plan is to ensure a pension supplement to executives who meet the conditions stipulated in Articles 3 and 4, up to the maximum limits stipulated in Article 6, taking into account all other pension rights acquired both in the service of the Group and from any prior professional activity.

For this purpose, the Participant must provide, under penalty of forfeiture of benefits, all documents showing all his/her other rights to pensions, retirement payments, and annuities acquired on the effective date of this plan for his/her entire professional career.

Non-binding free translation into English for informational purposes only. Original in French.

The amounts taken into account include all pension rights acquired prior to the time the relevant individual joined the Group.

Article 8. Specific provisions in the event of departure of the Participant at the company's initiative before the Participant claims his/her base retirement payments (French Social Security, AGIRC/T2, ARRCO).

1)
In the event that an employee leaves at the company's initiative (except in cases of dismissal for gross or willful misconduct (faute grave ou faute lourde)), the benefit of the pension plan shall be retained under the following conditions by Participants who cannot begin claiming their base retirement payments (French Social Security, AGIRC/T2, ARRCO) without reduction:

A)
Departure at or after the age of 60:
No early coefficient is applied.

B)
Departure between the ages of 50 and 60:
The following coefficients shall be applied to the guarantee defined in Article 6:
93% between the 59th and 60th birthdays
86% between the 58th and 59th birthdays
79% between the 57th and 58th birthdays
71% between the 56th and 57th birthdays
64% between the 55th and 56th birthdays
59% between the 54th and 55th birthdays
54% between the 53rd and 54th birthdays
49% between the 52nd and 53rd birthdays
44% between the 51st and 52nd birthdays
39% between the 50th and 51st birthdays

2)
In the case of a departure—whether upon dismissal at the initiative of the employer or upon resignation—which occurs in the year following the acquisition of control (as this is defined by Article 3 of EEC Regulation No. 4064-89 governing control of merger operations between companies) of the Pechiney Group by one or more persons acting together, the schedule applicable to the pension payment defined in Article 6 becomes:

A)
Departure at or after the age of 60:
No early coefficient is applied.

B)
Departure between the ages of 50 and 60:
The following coefficients shall be applied to the guarantee defined in Article 6:
100% between the 57th and 60th birthdays
93% between the 56th and 57th birthdays
86% between the 55th and 56th birthdays
79% between the 54th and 55th birthdays
71% between the 53rd and 54th birthdays
64% between the 52nd and 53rd birthdays
59% between the 51st and 52nd birthdays
54% between the 50th and 51st birthdays

C)
Departure before the age of 50.
The pension plan is cancelled.

Non-binding free translation into English for informational purposes only. Original in French.

The reference compensation will be calculated on the basis of the compensation over five years as if the employee had continued his/her career in the Group for three additional years, by using:

  •
  the base compensation of the next to last year of employment and four times the base compensation for the final year; and

  •
  a bonus calculated on the basis of the bonus actually paid in respect of the last two years of employment and 70% of the maximum bonus calculated on the base compensation for the final year of employment in respect of the other three years.

3)
The pensions, annuities and retirement payments described in Article 7, and taken into account for the calculation of deferred benefits to be paid by the Group, shall be retained at their amount on the date of eligibility for claiming such benefits acquired in respect of the employee's professional activity.

Article 9. Sale by the Group of a participating company

Except where otherwise stipulated in the instrument of sale, when a participating company ceases to be part of the Group, the Group's commitments under the plan shall be transferred to the participating company sold.

The Group may, however, provide that it may retain a portion of the commitment, which shall be strictly limited and prorated on the basis of the number of full calendar years of the Participants' length of service within the Group compared with the length of service that they would have had on the date of eligibility for payments under the plan if the participating company had continued to be part of the Group. In such a case, the following provisions shall apply:

  •
  the beneficiaries of the plan who are employed on the date of the sale, provided that they terminate their career within the company sold, may claim from the Group only the said prorated portion of benefits acquired up to the date of the sale; the reference compensation shall be calculated in accordance with the provisions of Article 5 on the basis of the years of employment immediately prior to the sale, and the readjustments stipulated in the last paragraph of the said Article shall be applied over the period extending from the date of the sale to the date the beneficiary can claim benefits.

The pensions, annuities and retirement payments described in Article 7 taken into account for the calculation of the deferred benefits to be paid by the Group, shall be retained at their amount on the date of eligibility for claiming such benefits acquired in respect of the employee's professional activity until the date on which the company sold no longer belongs to the Group.

  •
  supplemental pensions and survivorship benefits currently being paid on the date of the sale shall continue to be paid subject to the conditions set forth in these regulations.

In the event that, following a reorganization that affects the structure of the Pechiney Group, the beneficiary continues his/her career in a company that ceases to be part of the Group and over which Pechiney no longer exercises control (as this is defined by Article 3 of EEC Regulation No. 4064-89 governing control of merger operations between companies), Pechiney will, however, remain as guarantor and shall be jointly and severally liable for the obligations it has contracted under the terms of these regulations in respect of the period during which it owned such company.

Article 10. Survivors' pensions

Survivorship payments under the plan are provided for the spouse or for the dependent children of a deceased retiree, up to a maximum of the supplement necessary to bring all survivorship payments to the level defined in Article 11.

Non-binding free translation into English for informational purposes only. Original in French.

The survivor's benefit shall be paid to the surviving spouse subject to the following conditions, both of which must be satisfied:

  •
  the marriage took place at least two years before the effective date of the pension payments;

  •
  the surviving spouse can claim the survivor's benefits under the AGIRC pension plan for executives.

In the event of remarriage, the payment of the survivor's benefit is eliminated.

In the event of divorce, the survivor's benefits are paid under the following conditions:

  a)
  When the Participant leaves behind, upon his/her death, a divorced ex-spouse who has not remarried, that ex-spouse shall receive a survivor's benefit prorated on the basis of the duration of the dissolved marriage compared with the insurance period under the Social Security retirement system, unless the duration of such marriage was less than two years. The survivor's benefit may not, in any event, be greater than the rate stipulated in Article 11§A.

  b)
  When the Participant leaves behind, upon his/her death, a spouse and one or more divorced and non-remarried ex-spouses, the payments of these ex-spouses, calculated on the basis of the duration of their marriage in relation to the total duration of the Participant's marriages, shall be deducted from the rights of the spouse.

In both cases above, the amount of the deductible resources described in Article 7 shall be equal, for each beneficiary, to the portion of the survivor's benefits due to them under external retirement plans (French Social Security, ARRCO, AGIRC, etc.).

If there is no surviving spouse, a survivor's benefit under the guarantee is granted to each dependent child under the age of 18 or under the age of 26 if the child is a full-time student, or without age limit if the child is disabled, but subject to deduction of the Allocation for Handicapped Adults.

Article 11. Survivor's benefit rate under the pension plan

  A)
  Surviving spouse

Subject to the provisions stipulated in Article 9 [sic] in the event of remarriage, the survivor's benefit is equal to 60% of the pension rights acquired by the Participant on the same date.

  B)
  Orphans

The amount of the survivor's benefit for each child orphaned from his father and mother is equal to 20% of the pension rights that have vested in respect of the Participant on the date of his/her death, but may not exceed 60% of such pension rights.

Article 12. Death while employed

In cases where the employee dies while employed, no survivorship benefit is granted under these regulations.

On the other hand, for the Participants covered by the provisions of Article 8-1) A) and B) and 8-2) A) and B) of these regulations, a survivor's benefit is provided once the AGIRC survivor's benefit is paid. It is equal for the surviving spouse to 60% of the guarantee acquired by the Participant and to 20% for each child orphaned from his father and mother, but may not exceed a total of 60%.

Non-binding free translation into English for informational purposes only. Original in French.

Article 12. [sic] Payment of benefits

The annuities, if any, due under the plan shall be paid in the form of annuities payable quarterly, in arrears, commencing from the date one can claim under the plan.

The first payment, which is prorated on the basis of the actual period elapsed, shall be made on the last day of the calendar quarter in which the date of claim occurs.

If benefits end during a quarter, a prorated payment shall be paid on the last day of that calendar quarter.

Article 13. Revaluation of benefits

The amount of the supplemental benefits due under the plan shall be definitively determined on the date of effectiveness of retirement. Such amount shall then be revalued on the basis of the change in executive retirement units (points de retraite cadres) (AGIRC) for the entire period of service of the executive.

Article 14. Other Provisions

Pechiney may revise the provisions of these regulations in the event that laws and/or regulations, notably those governing pension plans, are amended significantly compared with those in effect on August 1, 2003.

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  Exhibit (e)(7)
PECHINEY GROUP SUPPLEMENTAL PENSION PLAN (GARANTIE DE RETRAITE SUPPLEMENTAIRE) REGULATIONS
Non-binding free translation into English for informational purposes only. Original in French.